MONTHLY REPORT - DECEMBER, 2011

                          TriView Global Fund, LLC

             The net asset value of a unit as of December 31, 2011
                was $922.14, down 1.0% from $931.58 per unit
                             as of November 30, 2011.


                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date

Net Asset Value (1,684.653 units) at         $   1,569,390.41          2,000.00
   November 30, 2011
Addition of 263.944 units on December 1,           245,885.87      2,155,371.35
   2011
Redemption of 0.000 units on December 31,                0.00       (239,610.27)
   2011
Net Income (Loss)                                  (18,401.07)      (120,885.87)
                                              ----------------  ---------------
Ending Net Asset Value (1,948.597 units)     $   1,796,875.21      1,796,875.21
   at December 31, 2011                       ================  ===============

Net Asset Value per Unit at
   December 31, 2011                         $         922.14


                        STATEMENT OF INCOME AND (LOSS)

Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                $      23,353.75        42,729.42
         closed contracts
      Change in unrealized gain (loss) on open      (8,630.00)       (7,430.00)
         contracts

   Interest income                                       0.71             5.81
                                               ---------------  ---------------
Total: Income                                       14,724.46        35,305.23

Expenses:
   Brokerage commissions                            13,848.91        60,294.92
   Operating expenses                               10,845.85        54,225.40
   Incentive fee                                     2,277.33         2,438.09
   Management fee                                    1,300.89        12,103.03
   Continuing service fee                                0.00             0.00
   Organizational & offering expenses                4,852.55        27,129.66
                                               ---------------  ---------------
Total: Expenses                                     33,125.53       156,191.10
                                               ===============  ===============
Net Income(Loss) - December, 2011             $    (18,401.07)     (120,885.87)


                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         TriView Capital Management, Inc.
                                         General Partner/CPO
                                         TriView Global Fund, LLC
                                         /s/ Michael P. Pacult, President